SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Countrywide Financial Corporation

(Name of Registrant as Specified In Its Charter)

Countrywide Financial Corporation

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CONTACT:	David Bigelow Lisa Riordan (818) 225-3550
For Immediate Release

COUNTRYWIDE TO HOLD SPECIAL STOCKHOLDERS MEETING

TO INCREASE AUTHORIZED SHARES

      CALABASAS, CA (November 20, 2003) — Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, announced today that it will hold a special meeting of its stockholders on January 9, 2004 at 10:00am PST at its corporate headquarters located at 4500 Park Granada, Calabasas, California, 91302. The purpose of the special meeting is to approve a proposed amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of common stock the Company has the authority to issue from 240,000,000 to 500,000,000.

Recently, the Company announced a four-for-three stock split effected as a stock dividend to be payable on December 17, 2003 to stockholders of record on December 2, 2003. Countrywide’s management believes that the proposed amendment is in the best interests of the Company’s stockholders, primarily because it will allow for additional stock splits in the future, as well as facilitate the potential issuance of shares to support future Company growth and maintain the Company’s stock-based employee compensation programs.

The Company has set November 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. A proxy statement on Schedule 14A detailing the foregoing is expected to be filed with the Securities and Exchange Commission on or about November 20, 2003.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 500 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services in domestic and international markets. Mortgage banking businesses include loan production and servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies that provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, NA, a banking entity offering customers CDs, money market accounts, and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; Countrywide Insurance Services, Inc., a national insurance agency offering home-related insurance products; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest.

Additional Information and Where to Find It. In connection with the proposed amendment to the Company’s Restated Certificate of Incorporation, the Company will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read such proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available by directing a request to Countrywide Financial Corporation, Investor Relations, 4500 Park Granada, Calabasas, CA 91302, Telephone (818) 225-3550. You may also obtain free copies of the proxy statement when it becomes available by accessing the SEC’s website at http://www.sec.gov. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Forward-Looking Statements. This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to future operations, as well as business plans and strategies that are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Investor Relations

4500 Park Granada • Calabasas, CA 91302 • 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders.
©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.